As filed with the Securities and Exchange Commission on July 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARVELL TECHNOLOGY GROUP LTD.

(Exact name of registrant as specified in its charter)

Bermuda	77-0481679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Canon’s Court

22 Victoria Street

Hamilton HM 12

Bermuda

(441) 296-6395

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cavium, Inc. 2016 Equity Incentive Plan

Cavium, Inc. 2007 Equity Incentive Plan

QLogic Corporation 2005 Performance Incentive Plan

(Full title of the plan)

Mitchell L. Gaynor

Executive Vice President, Chief Administration and Legal Officer and Secretary

Marvell Semiconductor, Inc.

5488 Marvell Lane

Santa Clara, California 95054

(408) 222-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Lillian Tsu, Esq.

Hogan Lovells US LLP

875 3rd Avenue

New York, New York 10022

(212) 918-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a small reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, par value $0.002 per share:	15,824,555 shares	(2)	$309,698,151 (2)	$38,558 (2)

(1)	This Registration Statement covers the number of shares of Marvell Technology Group Ltd., a Bermuda company (the “Company” or the “Registrant”), common shares, par value $0.002 per share (the “Common Shares”), stated above, that may be delivered in settlement of options and restricted stock units assumed in connection with the acquisition by the Company of Cavium, Inc. (“Cavium”) pursuant to the Agreement and Plan of Merger by and among the Company, Kauai Acquisition Corp., and Cavium (dated November 19, 2017) (the “Assumed Equity Awards”). The Assumed Equity Awards are outstanding under the Cavium, Inc. 2016 Equity Incentive Plan, the Cavium, Inc. 2007 Equity Incentive Plan and the QLogic Corporation 2005 Performance Incentive Plan, as assumed by Cavium effective August 16, 2016 (collectively, the “Plans”). This Registration Statement covers, in addition to the Common Shares stated above, options and other rights to purchase or acquire the Common Shares covered by this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers the issuance of any additional Common Shares under the Plans to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The price per share was calculated in accordance with Securities Act Rule 457(c) and (h) for purposes of calculating the registration fee. For shares to be issued pursuant to the exercise of outstanding option awards, the maximum aggregate offering price was computed by multiplying 2,535,940 shares by the weighted average exercise price of the options ($11.40 per share). For shares to be issued pursuant to the vesting of outstanding restricted stock units, the maximum aggregated offering price was computed by multiplying 13,288,615 shares by the average of the high and low price of the Common Shares as reported on the NASDAQ Global Select Market on July 2, 2018 ($21.13 per share).

EXPLANATORY NOTE

Marvell Technology Group Ltd. (the “Company” or the “Registrant”) has filed this Registration Statement on Form S-8 to register 15,824,555 common shares of the Company, $0.002 par value per share (the “Common Shares”), issuable under the Cavium, Inc. 2016 Equity Incentive Plan, Cavium, Inc. 2007 Equity Incentive Plan and QLogic Corporation 2005 Performance Incentive Plan, as assumed by Cavium effective August 16, 2016 (collectively, the “Plans”), comprised of:

(i)	2,535,940 Common Shares issuable pursuant to outstanding but unexercised options under the Plans and

(ii)	13,288,615 Common Shares issuable pursuant to outstanding unvested restricted stock units under the Plans.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 19, 2017, by and among the Company, Kauai Acquisition Corp., an indirect wholly owned subsidiary of the Company (“Merger Sub”), and Cavium, Inc. (“Cavium”), Merger Sub merged with and into Cavium on July 6, 2018 (the “Effective Date”), with Cavium surviving as an indirect wholly owned subsidiary of the Company (the “Merger”).

In accordance with the Merger Agreement, as of the Effective Date, certain outstanding options to purchase shares of Cavium common stock and certain restricted stock units with respect to Cavium common stock, each granted under the Plans, will be assumed by the Company and converted into options to purchase Common Shares and restricted stock units with respect to Common Shares, respectively.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available without charge, upon written or oral request to: Investor Relations, 5488 Marvell Lane, Santa Clara, California 95054.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”).

1. The Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018 as filed with the SEC on March 29, 2018;

2. The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2018 as filed with the SEC on June 5, 2018;

3. The Company’s Current Reports on Form 8-K filed with the SEC on March 9, 2018, March 15, 2018, March 16, 2018, May 8, 2018, May 24, 2018, two on June 13, 2018, June 22, 2018, June 29, 2018 and July 6, 2018;

4. The parts of the Company’s Definitive Proxy Statement on Schedule 14A incorporated by reference into our Annual Report on Form 10-K filed with the SEC on May 17, 2018; and

5. The the description of the Company’s common shares contained in the Company’s registration statement on Form 8-A filed under the Exchange Act on June 22, 2000, including any amendment or report filed for the purpose of updating such description.

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2018 annual meeting of stockholders as described above and is not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that the Company may file or furnish with the Commission, unless otherwise specified in such current report or in such form.

Any statement contained in a document filed prior to the date of this Registration Statement and incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant was formed under the laws of Bermuda. Set forth below is a description of certain provisions of the Companies Act, 1981 of Bermuda (the “Companies Act”), the Registrant’s Memorandum of Association, and the Registrant’s Bye-laws, as such provisions relate to the indemnification of the Registrant’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the applicable provisions of the Companies Act, the Registrant’s Memorandum of Association, and the registrant’s Bye-laws, which are filed as Exhibits 3.2 and 3.5 to the Registrant’s Registration Statement on Form S-3 filed with the Commission on June 13, 2018 and are incorporated herein by reference.

The Companies Act permits the Registrant to indemnify its directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to the Registrant other than in respect of his or her own fraud or dishonesty.

The Registrant’s Bye-laws provide that every director, officer, committee member and any resident representative of the Registrant be indemnified and secured harmless out of the assets of the registrant from and against all actions, costs, charges, losses, damages or expenses incurred or sustained in such capacity, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them subject to limitations imposed in the Companies Act and provided that the indemnity shall not extend to any matter in respect of any fraud or dishonesty.

Bye-law 32 of the Registrant’s Bye-laws stipulates that each shareholder and the Registrant agree to waive any claim or right of action against any director, officer or committee member, in respect of any failure to act or any action taken by such director, officer or committee member in the performance of his or her duties with or for the Registrant. The waiver does not extend to claims arising under United States federal securities laws or any claims, rights of action arising from the fraud or dishonesty of the director, officer, committee member.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Cavium, Inc. 2016 Equity Incentive Plan

4.2	Cavium, Inc. 2007 Equity Incentive Plan

4.3	QLogic 2005 Performance Incentive Plan, as assumed by Cavium effective August 16, 2016

5.1	Opinion of Appleby (Bermuda) Limited

23.1	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche, LLP

23.2	Consent of Independent Registered Public Accounting Firm – PricewaterhouseCoopers LLP

23.3	Consent of Appleby (Bermuda) Limited (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page to this Registration Statement)

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 6th day of July, 2018.

MARVELL TECHNOLOGY GROUP LTD.

By:	/s/ JEAN HU
	Name:	Jean Hu
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Matthew Murphy and Jean Hu and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ MATTHEW J. MURPHY	Director, President and Chief	July 6, 2018
Matthew J. Murphy	Executive Officer
(Principal Executive Officer)

/s/ JEAN HU	Chief Financial Officer (Principal Financial Officer)	July 6, 2018
Jean Hu

/s/ WILLEM MEINTJES	Chief Accounting Officer (Principal Accounting Officer)	July 6, 2018
Willem Meintjes

/s/ RICHARD HILL	Chairman of the Board	July 6, 2018
Richard Hill

/s/ TUDOR BROWN	Director	July 6, 2018
Tudor Brown

/s/ OLEG KHAYKIN	Director	July 6, 2018
Oleg Khaykin

/s/ BETHANY MAYER	Director	July 6, 2018
Bethany Mayer

/s/ DONNA MORRIS	Director	July 6, 2018
Donna Morris

/s/ MICHAEL STRACHAN	Director	July 6, 2018
Michael Strachan

/s/ ROBERT E. SWITZ	Director	July 6, 2018
Robert E. Switz

Director
Syed B. Ali

Director
Brad W. Buss

Director
Edward H. Frank